Item 77.H - Change in Control of Registrant

Obtaining Control of Credit Suisse Managed Futures Strategy Fund A

As of October 31, 2013, Charles Schwab and Pershing ("Shareholder") owned less than 25% of the Fund. As of April 30, 2014, Charles Schwab owned 255,119 shares of the Fund, which represented 50.65% of the Fund, and Pershing owned 232,651 shares of the Fund, which represented 46.19% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Managed Futures Strategy Fund C

As of October 31, 2013, Pershing ("Shareholder") owned 67,644 shares of the Fund, which represented 86.70% of the Fund. As of April 30, 2014, Shareholder owned 97,655 shares of the Fund, Which represented 89.15% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Managed Futures Strategy Fund I

As of October 31, 2013, Merchant Holdings ("Shareholder") owned 2,230,000 shares of the Fund, which represented 86.25% of the Fund. As of April 30, 2014, Shareholder owned 4,788,961 shares of the Fund, which represented 79.47% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund